UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 8, 2009

Date of report (Date of earliest event reported)

BECKMAN COULTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2009, Beckman Coulter, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Bank of America, N.A., as sole administrative agent, JPMorgan Chase Bank, N.A., as sole syndication agent, Citibank, N.A., as sole documentation agent, Banc of America Securities, LLC, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint lead bookrunners, and the initial lenders listed in the agreement. This agreement amends and restates the credit agreement entered into in January 2005, which would have terminated in January 2010. The amended and restated agreement will terminate on May 8, 2012.

The agreement provides the Company with a $350,000,000 revolving line of credit, which may be increased in $50,000,000 increments up to a maximum line of credit of $450,000,000, and includes a $50,000,000 swing line sublimit. The proceeds may be used solely for working capital and other general corporate purposes of the Company and its subsidiaries, including but not limited to commercial paper backstop and permitted acquisitions. The Company must pay interest on advances with the interest determined using formulas specified in the agreement. The Company also must pay a facility fee on the aggregate average daily amount of each Lender’s commitment. Outstanding advances may be repaid at any time.

Among other restrictions, the agreement prohibits the Company and its subsidiaries from creating certain liens on its properties, entering into certain types of mergers or consolidations, changing the nature of its business, or engaging in certain types of transactions. The agreement also requires the Company to maintain specified financial ratios.

The foregoing summary of the Amended and Restated Credit Agreement does not purport to be completed and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2009	BECKMAN COULTER, INC.

	By:	/s/ PATRICIA STOUT
Name: Patricia Stout Title: Deputy General Counsel